UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2016

CPI AEROSTRUCTURES, INC.

(Exact Name of Registrant as Specified in Charter)

New York	001-11398	11-2520310
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

91 Heartland Boulevard, Edgewood, New York		11717
(Address of Principal Executive Offices)		(Zip Code)

(631) 586-5200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2016, CPI Aerostructures, Inc. (the “Company”) entered into Severance and Change in Control Agreements (each an “Agreement” and together the “Agreements”) with each of Douglas McCrosson, the Company’s President and Chief Executive Officer and Vincent Palazzolo, the Company’s Chief Financial Officer (each an “Executive”). The Agreements are part of the Company’s new compensation structure that includes changing the Company’s practice of providing long-term employment contracts to executive officers in favor of at-will employment with industry competitive severance and other benefits.

Upon entering into the Agreements, the Company and the Executives terminated their existing employment agreements.

Severance and Change in Control Agreements

The Agreements provide that the Executives shall be at-will employees of the Company. The Agreements provide for the following benefits upon the following types of employment termination:

Termination without Cause. If the Messrs. McCrosson and Palazzolo’s employment is terminated by the Company other than for Cause, as defined in the Agreements, such Executive is entitled to (i) continued salary for 18 or 12 months, respectively, (ii) any earned bonus not yet paid for the preceding fiscal year, and (iii) a pro-rata bonus calculated using the prior year’s bonus amount. In this case a non-competition provision will apply to the Executive for as long as severance payments are being paid to the Executive.

Termination for Cause, or if Executive quits. If the Executive voluntarily terminates his employment, or if the Company terminates the Executive’s employment for Cause, Executive is not entitled to any severance payments and is not bound by a non-compete clause, however the Executive is still bound by confidentiality and non-disparagement duties.

Termination for Disability. If the Executive is terminated because of a Disability, as defined in the Agreements, then Executive will receive severance as if he had been terminated without cause.

Termination following a Change in Control. If Messrs. McCrosson and Palazzolo’s employment is terminated within 18 or 12 months, respectively, following a Change in Control, as defined in the Agreements, by the Company other than for Cause or Disability or by the Executive for Good Reason he is entitled to (i) Executive’s base salary earned through the date of termination; (ii) any earned bonus not yet paid for the preceding fiscal year, and (iii) a pro rata portion of Executive’s annual cash bonus for the portion of the year Executive worked, assuming all applicable targets had been met. In addition Executive will be entitled to a Change of Control payment equal to:

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•	For Mr. McCrosson: An amount equal to two times total compensation for either the fiscal year of the Company most recently ended prior to the date of termination, or the preceding fiscal year, whichever is the highest total compensation.
•	For Mr. Palazzolo: An amount equal to one and one-half times total base salary for the fiscal year of the Company’s most recently ended prior to the date of termination.

Upon any Change in Control, all outstanding stock options and restricted stock will vest immediately. Executive is entitled to a continuation of health insurance and other fringe benefits that they were eligible for prior to termination for a period of six months after termination.

The foregoing descriptions of the Agreements are qualified in their entirety by reference to the full text of the Agreements, which are attached hereto as Exhibit 10.1 and 10.2, respectively.

Termination of Employment Agreements

Prior to entering into the Agreements, as described above, the Executives had employment agreements with the Company. On March 5, 2014, Mr. McCrosson was appointed President and Chief Executive Officer and the Company entered into an amended and restated employment agreement, filed as exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q dated May 9, 2014. The term of Mr. McCrosson’s employment agreement was set to expire on December 31, 2016. On December 16, 2009, the Company entered into an employment agreement with Mr. Palazzolo, which provided for Mr. Palazzolo to continue to be employed as the Company’s Chief Financial Officer until December 31, 2012, filed as exhibit 10.2 to the Company’s Current Report on Form 8-K dated December 21, 2009 and incorporated herein by reference. On each of November 4, 2011 and October 31, 2013, the Company amended the employment agreement with Mr. Palazzolo to extend his term ultimately through December 31, 2016. The amendments are filed as exhibit 10.2 to the Company’s Current Report on Form 8-K dated November 7, 2011 and exhibit 10. November 1, 2013, and incorporated herein by reference.

On July 7, 2016, the Executives agreed to enter into letter agreements which terminated their employment agreements concurrently upon entering in the Agreements. The letter agreements provide that the Executives will continue to be entitled to a bonus for the year ended December 31, 2016, in accordance with Schedule A of their prior employment agreements.

The foregoing descriptions of the termination agreements are qualified in their entirety by reference to the full text of the Agreements, which are attached hereto as Exhibit 10.3 and 10.4, respectively.

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Item 9.01. Financial Statements and Exhibits

(d)

Exhibits

10.1	Severance and Change in Control Agreement with Mr. McCrosson
10.2	Severance and Change in Control Agreement with Mr. Palazzolo
10.3	Letter Agreement Terminating Employment Agreement with Mr. McCrosson
10.4	Letter Agreement Terminating Employment Agreement with Mr. Palazzolo

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2016	CPI AEROSTRUCTURES, INC.

	By:	/s/ Vincent Palazzolo
Vincent Palazzolo
Chief Financial Officer

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